UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: July 24, 2002


                            Commission File # 0-17383


                        ML-LEE ACQUISITION FUND II, L.P.
      (Exact name of registrant as specified in its governing instruments)


         Delaware                                 04-3028398
(State or other jurisdiction        (IRS Employer Identification No.)
  of incorporation or organization)


                       4 World Financial Center-26th Floor
                            New York, New York 10080
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (800) 288-3694



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ITEM 5.  OTHER EVENTS.

         As detailed in previous filings, ML-Lee Acquisition Fund II, L.P. (the "Registrant") has certain subordinated debt and equity investments in Big V Holding Corp. and its related entities (collectively, "Big V"). On November 22, 2000, Big V filed a petition under Chapter 11 of the United States Bankruptcy Code.

         On June 27, 2002, the United States Bankruptcy Court for the District of Delaware (the "Court") indicated that it would approve confirmation of the First Amended Joint Consolidated Liquidating Plan of Reorganization (the "Plan") for Big V. The Court entered an order confirming the Plan on June 28, 2002, and Big V and Wakefern Food Corp. ("Wakefern") are now taking steps to consummate the transactions set forth in the Plan. Specifically, the sale of substantially all the assets of Big V to Wakefern has been accomplished (subject to post-closing adjustments), and Big V is engaged in the process of resolving claims and distributing the proceeds of its estate.

         Under the Plan, the Registrant will not receive any distribution on account of the subordinated debt and the equity it holds in Big V, and its equity will be cancelled. Also under the Plan, certain payments have been made jointly by and on behalf of the Registrant, ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. and Thomas H. Lee Equity Partners, L.P. (collectively, the "Settling Parties"). In exchange for these payments, the Registrant has received broad releases of claims relating to or arising from the Registrant's investment in Big V. Specifically, the Registrant has been released from all claims that could be asserted by or on behalf of Big V, from all claims that could be asserted by or on behalf of Wakefern (including claims related to the Side Letters, as defined and discussed in previous filings), and also from all claims that could be asserted by any creditor or party in interest that either voted in favor of the Plan or signed a lock-up letter supporting the Plan.

     The Registrant will contribute $1,369,000 to fund its portion of the above-described payments, and to provide funds for use by or on behalf of the Settling Parties jointly to address claims not resolved by the Plan, as described below. Some of these funds may be returned to the Registrant if not needed under the Plan or to resolve other claims. The Registrant believes that the claims resolved by this payment are without merit, that the Registrant has meritorious defenses to such claims, and in any event would likely have insurance coverage for certain of the claims. However, the complexity of the claims, and the rights to insurance coverage on some but not all of the claims, makes it likely that the cost of defending such claims and resolving issues with respect to insurance would exceed the amount paid to obtain the releases.

         Although the Registrant believes that the Plan resolves the vast majority of potential claims related to or arising from Big V, there are some creditors who did not vote in favor of the Plan or sign a lock-up letter supporting the Plan and may retain claims against the Registrant. In addition, creditors who did vote in favor of the Plan and/or sign a lock-up letter supporting the Plan may attempt to assert claims despite such vote or support. In connection with the joint payment described above, the Registrant has agreed to cooperate with the other Settling Parties to address any remaining claims relating to or arising from Big V. At this time, the Registrant cannot estimate the likelihood of any claims being asserted, or the magnitude or merits of any such claims. The Registrant and the other Settling Parties will discuss at least yearly whether potential unresolved claims remain and how, if at all, such claims should be addressed. As with the claims that are released under the Plan, the Registrant believes that any potential unresolved claims are without merit and that the Registrant has defenses to any liability from such claims.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the 24th day of July, 2002.

                           ML-LEE ACQUISITION FUND II, L.P.
                           By:      Mezzanine Investments II, L.P.,
                                    its Managing General Partner
                           By:      ML Mezzanine II Inc.,
                                    its General Partner

Dated:  July 24, 2002      By:      /s/Curt Cariddi
                                    Curt Cariddi, Treasurer
                                    ML Mezzanine II, Inc.
                                    (Principal Financial Officer of Registrant)